Exhibit 10.1

Summary of Designated Company Vehicles Policy

On June 18, 2007, MicroStrategy Incorporated (the “Company”) adopted a policy authorizing the Company to make available, from time to time, any designated vehicle that the Company owns or may acquire (“Designated Vehicles”) for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and members of the Company’s Board of Directors authorized by the Chief Executive Officer to use Designated Vehicles. Any such personal use may be deemed compensation to such persons.

To the extent such personal use is deemed compensation to a director or an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such director or executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with the personal use of Designated Vehicles plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company. The Company, at the discretion of the Chief Executive Officer, may pay a similar tax gross-up to other eligible employees to the extent personal use is deemed compensation to such persons.